Exhibit 99.1

Negotiation Committee of Educate, Inc. Announces

Retention of Financial and Legal Advisors

BALTIMORE, October 24, 2006—Educate, Inc. (NASDAQ: EEEE), a leading pre-K-12 education company delivering supplemental education services and products to students and their families, announced today that the Negotiation Committee of its Board of Directors, which was formed for the purpose of reviewing the proposal that the company received from a group including certain members of the company’s management, has formally engaged Credit Suisse Securities (USA) LLC and Houlihan Lokey Howard & Zukin Capital, Inc. to continue assisting the committee as its financial advisors, and has retained Skadden, Arps, Slate, Meagher & Flom LLP and Hughes Hubbard & Reed LLP to serve as its legal counsel.

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About Educate, Inc.

Educate, Inc., (NASDAQ: EEEE) is a leading pre-K-12 education company delivering supplemental education services and products to students and their families. Educate’s consumer services businesses, including Sylvan Learning, North America’s best-known and most trusted tutoring brand, operates the largest network of tutoring centers, providing supplemental, remedial and enrichment instruction and its Educate Products business delivers educational products including the highly regarded Hooked on Phonics early reading, math and study skills programs. Catapult Learning, its school partnership business unit, is a leading provider of educational services to public and non-public schools. In its 25-year history, Educate has provided trusted, personalized instruction to millions of students improving their academic achievement and helping them experience the joy of learning. More information on Educate, Inc. can be found at www.educate-inc.com.

Forward-looking Statements

This release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, the Company’s actual results could differ materially from those described in the forward-looking statements. The following factors might cause such a difference: the development and expansion of the Sylvan Learning franchise system; changes in the relationships among Sylvan Learning and its franchisees; the Company’s ability to effectively manage business growth; increased competition from other educational service providers; changes in laws and government policies and programs; changes in the acceptance of the Company’s services and products by institutional customers and consumers; changes in customer relationships; acceptance of new programs, services, and products by institutional customers and consumers; the seasonality of operating results; global economic conditions, including interest and currency rate fluctuations, and inflation rates. Additional information regarding these and other risk factors and uncertainties are set forth from time to time in the

Company’s filings with the Securities and Exchange Commission, available for viewing on the Company’s website www.educate-inc.com. (To access this information on the Company’s website, click on “Investor Relations” and then “SEC Filings”.) All forward-looking statements are based on information available to the Company on the date of this Release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Rubenstein Associates

Marcia Horowitz

212 843 8014

Dan Brady

212 843 8292